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                                                                Exhibit (g)(iii)

                              REINSURANCE AGREEMENT

                       (hereinafter called the Agreement)

                             Reference No. SEL01-YA

                                     between

                     SECURITY EQUITY LIFE INSURANCE COMPANY

                                Armonk, New York

                       (hereinafter called CEDING COMPANY)

                                       and

                  GERLING GLOBAL LIFE INSURANCE CEDING COMPANY

                      U.S. Branch, Los Angeles, California

                         (hereinafter called REINSURER)

                            Effective: April 1, 1996

This Agreement consists of Articles, Schedules and Exhibits which must be read in conjunction with each other to determine the respective rights and obligations of parties to this Agreement.

March 27, 1996                                                            Page 1

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                                TABLE OF CONTENTS

COVER ..........................................................................      1
ARTICLE I - BASIS OF AGREEMENT .................................................      2
ARTICLE II - AUTOMATIC REINSURANCE .............................................      2
ARTICLE III - FACULTATIVE PROVISIONS ...........................................      3
ARTICLE IV - PROCEDURES.........................................................      4
ARTICLE V - NOTIFICATION OF REINSURANCE ........................................      4
   1.         Automatic Reinsurance ............................................      4
   2.         Facultative Reinsurance ..........................................      4
ARTICLE VI - REINSURANCE PREMIUMS, ALLOWANCES AND
   PREMIUM TAXES ...............................................................      5
ARTICLE VII - REINSURANCE ADMINISTRATION AND REPORTS ...........................      5
ARTICLE VIII - CURRENCY ........................................................      6
ARTICLE IX - DAC TAX ...........................................................      6
ARTICLE X - CHANGES ............................................................      7
   1.         Reductions and Terminations.......................................      7
   2.         Reinstatements....................................................      8
              a.      Automatic Coverage .......................................      8
              b.      Facultative Coverage .....................................      8
   3.         Continuations ....................................................      8
ARTICLE XI - RECAPTURE .........................................................      9
ARTICLE XII - CLAIMS ...........................................................     10
ARTICLE XIII - EXTRA-CONTRACTUAL DAMAGES .......................................     10
ARTICLE XIV - NAIC STATEMENT OF CREDIT .........................................     11
ARTICLE XV - LETTER OF CREDIT OR DEPOSITS ......................................     11
ARTICLE XVI - ERRORS AND OMISSIONS .............................................     13
ARTICLE XVII - INSPECTION OF RECORDS ...........................................     14
ARTICLE XVIII - INSOLVENCY .....................................................     14
ARTICLE XIX - OFFSET ...........................................................     15
ARTICLE XX - ARBITRATION .......................................................     15
ARTICLE XXI - PARTIES TO AGREEMENT .............................................     16
ARTICLE XXII - ASSIGNMENT AND TRANSFER .........................................     16
ARTICLE XXIII - EFFECTIVE DATE AND DURATION OF THE AGREEMENT ...................     17
ARTICLE XXIV - MISCELLANEOUS PROVISIONS ........................................     17
ARTICLE XXV - EXECUTION OF AGREEMENT ...........................................     18

SCHEDULE A - SPECIFICATIONS ....................................................     19
SCHEDULE B - METHOD OF REINSURANCE .............................................     21
SCHEDULE C - RETENTION LIMITS OF THE CEDING COMPANY ............................     22
SCHEDULE D - REINSURANCE PREMIUMS...............................................     23
ADMINISTRATION SCHEDULE ........................................................     25

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ARTICLE I - BASIS OF AGREEMENT

1. Reinsurance required by the CEDING COMPANY on the coverages described in Schedule A will be accepted automatically by the REINSURER subject to the provisions of Article II.

2. The CEDING COMPANY may choose to submit any coverage for facultative review subject to the provisions described in Article III.

3. The method of reinsurance used for the various coverages will be as stated in Schedule B.

4. This Agreement, together with all schedules and exhibits attached hereto or referenced herein, represents the entire agreement between the CEDING COMPANY and the REINSURER and supersedes, with respect to its subject matter, any prior oral or written agreements between the parties to this Agreement.

5. Any alteration to this Agreement shall be null and void unless made by a written amendment to this Agreement and signed by both parties.

6. In no event shall reinsurance under this Agreement be in force and binding unless (i) the underlying insurance is in force, (ii) the marketing, issuance, and delivery of such insurance are in compliance with the laws of all applicable jurisdictions and (iii) the CEDING COMPANY is in compliance with all applicable terms, provisions and conditions of this Agreement.

7. This Agreement shall not apply to any liability of the CEDING COMPANY arising from its participation or membership in any insolvency or insurance guaranty fund.

8. Nothing in this Agreement shall prevent the REINSURER from ceding all or any portion of its liability hereunder to another reinsurer or retrocessionaire.

ARTICLE II - AUTOMATIC REINSURANCE

1. The CEDING COMPANY shall cede and the REINSURER shall automatically reinsure those risks described in Schedule A that meet the following requirements:

         a. The CEDING COMPANY will retain its maximum limit of retention per life for the age and risk classification of the insured, as shown in Schedule C. If the CEDING COMPANY has previous retention on that particular life on a policy currently in force, the maximum retention per life shall be reduced by that amount.

         b. The amount ceded to the REINSURER on the life does not exceed the automatic binding limits shown in Schedule A.

March 27, 1996                                                            Page 2

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         c.       The issue age and mortality rating or its equivalent on a flat extra premium basis of the life does not exceed the limits stated in Schedule A.

         d. The total insurance already in force on the life in any insurance company plus the insurance currently being applied for, as shown on the application does not exceed the Jumbo Limit as shown in Schedule A.

         e. The life has not been offered on a facultative basis to the REINSURER or any other reinsurer.

2. The liability of the REINSURER for automatic reinsurance will be as follows:

         a. Once the policy has been placed, the liability of the REINSURER will begin and end at the same time as that of the CEDING COMPANY, subject to the terms, conditions and limitations stated in this Agreement.

         b. Prior to placement of the policy, and provided the risk meets the automatic requirements, the liability of the REINSURER is limited to:

                  l. the CEDING COMPANY's liability under the policy's conditional receipt or temporary insurance agreement, less

                  2. the CEDING COMPANY's maximum retention for the age and sex of the insured had it been classified as a standard risk.

                  3. In no case shall the REINSURER's liability exceed the automatic binding limit as shown in Schedule A.

ARTICLE III - FACULTATIVE PROVISIONS

1. The CEDING COMPANY may submit for facultative consideration any of the coverages described in Schedule A, that do not qualify for automatic reinsurance, or that the CEDING COMPANY prefers to submit facultatively.

2. To apply for reinsurance on a facultative basis, the CEDING COMPANY will complete and send to the REINSURER the Reinsurance Application Form attached as Exhibit 2, along with all underwriting papers relating to the insurability of the risk. The REINSURER will immediately examine the papers and promptly make a written offer to the CEDING COMPANY.

3. If the CEDING COMPANY accepts the offer from the REINSURER and the policy is subsequently placed, the CEDING COMPANY shall advise the REINSURER in accordance with Article - Notification of Reinsurance.

March 27, 1996                                                            Page 3

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4.       All offers of reinsurance made by the REINSURER will automatically terminate 120 days from the date on which the offer was made, unless the REINSURER has extended the offer in writing for a further period.

5. The liability of the REINSURER on any facultative reinsurance shall begin and end at the same time as that of the CEDING COMPANY, provided that:

         a. The REINSURER has given the CEDING COMPANY an unconditional offer to reinsure, and

         b. The CEDING COMPANY has notified the Reinsurer in writing of its acceptance of such offer.

ARTICLE IV - PROCEDURES

1. The CEDING COMPANY shall submit to the REINSURER copies of the application forms for life insurance, conditional receipt or temporary insurance agreement, policy and rider forms, premium and non-forfeiture value manuals, underwriting guidelines and practices, reserve and cash value tables applicable to the life reinsured, and any other document that might affect the liability of the REINSURER under this Agreement.

2. Any change to the above documents or the underlying insurance, such as contractual provisions or options, premium rates, benefits, underwriting guidelines and practices that have been described to the REINSURER will be communicated to the REINSURER. The REINSURER shall then confirm in writing its agreement with such changes and confirm that it will continue the reinsurance at the same terms or at new reinsurance terms subject to negotiation.

ARTICLE V - NOTIFICATION OF REINSURANCE

The CEDING COMPANY will advise the REINSURER that it is being bound as follows:

1.       AUTOMATIC REINSURANCE

         The CEDING COMPANY will send a report listing the new business with all the relevant risk identification and reinsurance particulars as shown in the Administration Schedule.

2.       FACULTATIVE REINSURANCE

         The CEDING COMPANY will complete and send to the REINSURER, within 30 days after the policy has been placed, a "Reinsurance Cession" as shown in Exhibit 2, with all the relevant risk identification and reinsurance particulars.

March 27, 1996                                                            Page 4

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ARTICLE VI - REINSURANCE PREMIUMS, ALLOWANCES AND PREMIUM TAXES

1. For each risk ceded the CEDING COMPANY will pay to the REINSURER reinsurance premiums less allowances as stated in Schedule D.

2. The reinsurance premiums may be increased for any plan provided that the REINSURER's experience shows a loss since inception of this Agreement or over the prior two years, whichever is less. At least 180 days written notice is required of the proposed increase prior to the effective date of the increase.

         In the event the CEDING COMPANY is unwilling to accept the increase for any reason, the CEDING COMPANY may, at their sole discretion, convey to the REINSURER within 30 days of the effective date of this increase, that it wishes to take one of the following actions, notwithstanding anything to the contrary stated elsewhere in this Agreement:

         a. Increase its retention for that plan and recapture business under that plan up to the amount of the new retention and accept the increased rates for the remainder.

         b. Recapture all of the business under such plan from the REINSURER.

         c. Any other alternative, including the transfer of reinsurance to another carrier.

3. If the insured's age or sex was misstated and the amount of insurance on the CEDING COMPANY's policy is adjusted after death, the CEDING COMPANY and the REINSURER will share the adjustment in proportion to the amount of liability of each at the time of issue of the policy. The reinsurance premiums will be recalculated for the correct age or sex and new reinsured amount and adjusted without interest. If the insured is still alive, the method above will be adjusted for the future to the amount that would have been correct at issue.

4.       Premium tax reimbursement shall be as stated in Schedule D.

ARTICLE VII - REINSURANCE ADMINISTRATION AND REPORTS

1. The reinsurance under this Agreement shall be administered as described in the Administration Schedule attached hereto.

2. If any reinsurance premium is not paid when due as shown in the Administration Schedule, the REINSURER may terminate the corresponding reinsurance upon 60 days prior written notice to the CEDING COMPANY. The unpaid premiums shall earn interest at the same rate as paid by the CEDING COMPANY on delayed payment of claims, compounded annually, from the due date to the date of payment. However, if all overdue premiums, plus interest, are paid within the notice period, the reinsurance will not terminate.

March 27, 1996                                                            Page 5

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3.       Reinsurance terminated in accordance with the preceding paragraph, may be reinstated by the CEDING COMPANY by paying all overdue premiums, plus interest, within 60 days from the date of termination and provided the policies in question are in force. The REINSURER, however shall not be liable for any claims incurred while the reinsurance was terminated.

4. After termination the CEDING COMPANY shall continue to be liable to the REINSURER for all unpaid reinsurance premiums earned by the REINSURER, less the applicable allowances, plus interest.

ARTICLE VIII - CURRENCY

All transactions and payments under this Agreement shall be effected in U.S. dollars.

ARTICLE IX - DAC TAX

1. Pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code of 1986, as amended, the Party with the net positive consideration for the Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to the Agreement without regard to the general deductions limitation of Section 848(c)(1).

2. The parties agree to exchange information pertaining to the amount of net consideration as determined for the Agreement each year to ensure consistency or as may otherwise be required by the Internal Revenue Service.

3. By April I of each tax year, the party administering the business under the Agreement shall submit to the other party its calculation of the net consideration for the preceding calendar year. This calculation shall be accompanied by a statement signed by an officer of the submitting party declaring that this party will report such net consideration in its tax return for the previous calendar year.

4. The other party may contest said calculation by, within thirty (30) days of its receipt of same, providing to the submitting party in writing an alternative calculation. If the other party does not so notify the submitting Party, the other party shall report in its tax return for the previous year the net consideration as determined by the submitting Party.

March 27, 1996                                                            Page 6

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5.       If the other party contests said calculation, the parties shall act in good faith to reach an agreement on the correct net consideration within thirty (30) days of the date that the other party provides its alternative calculation. If the parties reach an agreement on a net consideration amount, each party shall report such amount in their respective tax returns for the previous calendar year.

6. The parties each represents that it is subject to taxation under subchapter L or subpart F of part III of subchapter N of Chapter l of the Internal Revenue Code of 1986, as amended. The terms used herein are defined by reference to Regulation Section 1.848-2 in effect as of December 29, 1992.

ARTICLE X - CHANGES

1.       REDUCTIONS AND TERMINATIONS

         a. If the face amount of the insurance with the CEDING COMPANY is reduced, the full amount-of the reduction will reduce the reinsurance on the life. If the insurance is terminated, the reinsurance will be terminated as of the same date.

         b. If there is more than one policy on the life, the reinsurance will be first reduced on the reduced or terminated policy and the balance will then reduce the reinsurance on the other in force policies on the life on a chronological basis, with the oldest policy being reduced first.

         c. If the reinsurance has been ceded to more than one reinsurer, the reduction applied to the REINSURER's cession will be in proportion to the reduction in the total reinsurance.

         d. If reinsurance premiums have been paid for the period beyond the reduction or cancellation date, the REINSURER will refund those premiums, less allowances and premium taxes if applicable.

         e. Reductions in the amount of insurance resulting from the application of a non-forfeiture provision, such as extended term insurance (ETI) or reduced paid-up insurance (RPU) will be allocated to the REINSURER in proportion to its share of the amount of insurance prior to the reduction.

March 27, 1996                                                            Page 7

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2.       REINSTATEMENTS

         a.       AUTOMATIC COVERAGE

                  The reinsurance of a policy reinstated by the CEDING COMPANY in accordance with its terms and the CEDING COMPANY's usual reinstatement practices and procedures, shall be automatically reinstated as of the date of reinstatement.

         b.       FACULTATIVE COVERAGE

                  Reinstatement of the reinsurance on policies ceded to the REINSURER on a facultative basis will require prior written approval of the REINSURER.

         Upon reinstatement the CEDING COMPANY shall pay to the REINSURER all reinsurance premiums that would have been paid if such reinsurance had not been terminated, plus interest at the same rate charged by the CEDING COMPANY.

3.       CONTINUATIONS

         a. Continuation will be defined as a change to or a new policy replacing a policy issued earlier by the CEDING COMPANY (the original policy) that:

                  1. was issued in compliance with the terms of the original policy, or

                  2.       is not subject to new business underwriting, or

                  3. does not have a new suicide exclusion or contestable period, or

                  4. on which the CEDING COMPANY does not pay a new business commission.

         b. Continuations will be reinsured under this Agreement only if the original policy was reinsured with the REINSURER; the amount of reinsurance for the new or changed policy shall not exceed the amount of reinsurance of the original policy immediately prior to the continuation.

         c. If a new policy is issued, the liability of the REINSURER under the new policy shall begin immediately after the termination of the liability of the REINSURER under the original policy.

March 27, 1996                                                            Page 8

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ARTICLE XI - RECAPTURE

1. If the CEDING COMPANY increases its regular retention limits, it has the option of reducing reinsurance under this Agreement, provided it:

         a. has applied the increase in retention in a consistent manner to all categories of its regular retention limits;

         b. notifies the REINSURER in writing of its intention to start the recapture process within 90 days after the effective date of the increase in retention; and

         c. reduces all reinsurance eligible for recapture, including any supplementary benefits.

2. If the CEDING COMPANY decides to recapture, then it can recapture those risks where:

         a. the CEDING COMPANY has kept its maximum retention limit on that life for the plan, age and mortality rating at the time the policy was issued; and

         b. the reinsurance on that risk has been in force with the REINSURER for at least the number of years stated in Schedule D.

3.       The CEDING COMPANY will effect the recapture as follows:

         a. The CEDING COMPANY will reduce the reinsurance on the policy's next anniversary.

         b. The REINSURER's share of the reduction will be in proportion to its share of the total reinsurance on the life.

         c The CEDING COMPANY will reduce the reinsurance by an amount equal to the difference between the CEDING COMPANY's new retention per life and the retention in existence at the time the policy was issued or last recaptured.

         d. If waiver of premium disability is reinsured under this Agreement and there is an active claim for waiver of premium disability on that life, the life reinsurance will be recaptured, but the claim will remain with the REINSURER until it terminates, at which time the disability insurance will also be recaptured.

4. If the CEDING COMPANY overlooks the recapture of any reinsurance and the REINSURER subsequently accepts reinsurance premiums on such reinsurance, the REINSURER will only be liable for the refund of unearned premiums, less any allowances and premiums taxes if applicable, without interest.

March 27, 1996                                                            Page 9

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ARTICLE XII - CLAIMS

l. In the case of a claim under a policy reinsured under this Agreement, the settlement made by the CEDING COMPANY shall be binding on the REINSURER; however, if fifty percent or more of any particular case is reinsured by the REINSURER and is contestable, the REINSURER shall be consulted before any admission of liability on the claim is made by the CEDING COMPANY.

2. The CEDING COMPANY shall furnish the REINSURER with copies of the proofs of loss and any information the REINSURER may request.

3. The REINSURER will pay its share in a lump sum to the CEDING COMPANY without regard to the form of claim settlement of the CEDING COMPANY.

4. The REINSURER shall share in the expense of any contest or compromise of a claim in the same proportion that the net amount at risk reinsured with the REINSURER bears to the total net risk of the CEDING COMPANY with respect to the claim and shall share in the total amount of any savings in the same proportion.

5. The REINSURER may choose to participate in unusual expenses, defined as all expenditures made by the CEDING COMPANY in disposition of claims, including allocated investigation, adjustment and legal expenses, court costs and accrued interest. Compensation of salaried officers and employees of the CEDING COMPANY shall not be considered claims expense.

6. Participation in accrued interest by the REINSURER shall be in accordance with the applicable state statutory regulations.

7. The REINSURER may choose to discharge its liability by payment of the full amount of reinsurance to the CEDING COMPANY.

ARTICLE XIII - EXTRA-CONTRACTUAL DAMAGES

1. The REINSURER shall not be liable for punitive, exemplary, compensatory or consequential damages or for any portion of noncontractual damages assessed against the CEDING COMPANY assessed on the basis of fault or wrongdoing on the part of the CEDING COMPANY, its agents or representatives unless the REINSURER shall have been made aware of and shall have concurred in writing to the acts or omissions giving rise to such damages; in which case the REINSURER will pay its proportionate share of such damages.

March 27, 1996                                                           Page 10

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2.       Unless expressly concurred to in writing by the REINSURER, expenses of any contest or compromise referred to in Paragraph 4 and 5 of Article XII shall not include expenses incurred in defending against punitive or noncontractual damages assessed against the CEDING COMPANY.

ARTICLE XIV - NAIC STATEMENT OF CREDIT

1. In the event the REINSURER is not licensed or otherwise accredited or recognized in the CEDING COMPANY'S state of domicile, and where the CEDING COMPANY is licensed to do business, the REINSURER agrees to provide letters of credit or other methods of security which is or are
         (i) authorized by the CEDING COMPANY's state of domicile insurance department, and (ii) mutually acceptable to the CEDING COMPANY and the REINSURER in favor of the CEDING COMPANY for the purpose of offsetting ceded reinsurance policy reserves and outstanding losses.

2. Such letter of credit or other method of security shall be issued in compliance with the statutes and/or policies of the state in which the CEDING COMPANY is domiciled and shall be issued by a national bank located in the United States chosen by the REINSURER.

ARTICLE XV - LETTER OF CREDIT OR DEPOSITS

l. Each year, the REINSURER shall deposit assets in trust or at its sole option establish a clean, irrevocable Letter of Credit for a minimum duration of one year for the benefit of the CEDING COMPANY in a form and with a bank that has been deemed acceptable for such purpose by the New York Insurance Department. The assets on deposit or the Letter of Credit shall be equivalent to the REINSURER's share of statutory reserves, plus claims and losses incurred under the Agreement but not previously paid by the REINSURER.

2. If the REINSURER chooses to provide a Letter of Credit, the REINSURER shall agree that the Letter of Credit provided to the CEDING COMPANY pursuant to the provisions of this Agreement may be drawn upon at any time, notwithstanding any other provisions in this Agreement, and shall be utilized by the CEDING COMPANY or its successors in interest only for one or more of the following:

         a. to reimburse the CEDING COMPANY for the REINSURER's share of premiums returned to the owners of policies reinsured under this Agreement on account of cancellation of such policies;

         b. to reimburse the CEDING COMPANY for the REINSURER's share of benefits or losses paid by the CEDING COMPANY pursuant to the provisions of the policies reinsured under this Agreement.

March 27, 1996                                                           Page 1l

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         c.       to fund an account with the CEDING COMPANY in an amount at least equal to the deduction, for reinsurance ceded, from the CEDING COMPANY's liabilities for policies reinsured under this Agreement. Such amount shall include, but not be limited to, amounts for policy reserves, and claims and losses incurred under this Agreement but not previously paid by the REINSURER, and

         d. to pay any other amounts the CEDING COMPANY and the REINSURER mutually agree are due under this Agreement.

3. All of the foregoing shall be applied without diminution because of insolvency on the part of the CEDING COMPANY or the REINSURER.

4. The CEDING COMPANY agrees to return to the REINSURER any amounts withdrawn from the Letter of Credit which are in excess of the actual amounts required for (a), (b), and (c) or in the case of (d), above, any amounts that are subsequently determined not to be due.

5. If the REINSURER chooses to deposit assets in a trust then the REINSURER shall enter into a trust agreement and establish a trust account for the benefit of the CEDING COMPANY for the REINSURER's share of statutory reserves, plus claims and losses incurred under this Agreement, but not paid by the REINSURER. The trust agreement and trust account shall comply with all applicable requirements of Regulation 114 of the New York State Insurance Department (Part 126 of Title II of the official compilation of codes, rules and regulations of the State of New York). Assets deposited in the trust account shall be valued according to current fair market value and shall consist of Interest bearing U.S. Government obligations, marketable corporate obligations, cash (United States legal tender), preferred or guaranteed stocks or shares of the type, quality, and quantity permitted for a domestic life insurance company under the provisions of applicable insurance law of the State of New York.

6. The REINSURER, prior to depositing assets with the trustee, shall execute assignments, endorsements in blank, or transfer legal title to the trustee of all shares, obligations or any other assets requiring assignments, in order that the CEDING COMPANY, or the trustee upon the direction of the CEDING COMPANY, may whenever necessary negotiate any such assets without consent or signature from the REINSURER or any other entity.

March 27, 1996                                                           Page 12

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7.       All settlements of account between the CEDING COMPANY and the REINSURER shall be made in cash or its equivalent; and the REINSURER and the CEDING COMPANY agree that the assets in the trust account, established pursuant to the provisions of this Agreement, may be withdrawn by the CEDING COMPANY at any time, notwithstanding any other provisions of this Agreement, and shall be utilized and applied by the CEDING COMPANY or any successor by operation of law of the CEDING COMPANY including, liquidator, rehabilitator, receiver, or conservator of the CEDING COMPANY, without limitation because of insolvency on the part of the CEDING COMPANY or the REINSURER only for the following purposes:

         a. to reimburse the CEDING COMPANY for the REINSURER's share of premiums returned to the owners of policies reinsured under this Agreement on account of cancellation of such policies;

         b. to reimburse the CEDING COMPANY for the REINSURER's share of benefits or losses paid by the CEDING COMPANY pursuant to the provisions of the policies reinsured under this Agreement;

         c. to fund an account with the CEDING COMPANY in an amount at least equal to the deduction, for reinsurance ceded, from the CEDING COMPANY's liabilities for policies ceded under this Agreement. Such amount shall include, but not be limited to, amounts for policy reserves, and reserves for claims and losses incurred (including losses incurred but not reported), and

         d. to pay any other amounts the CEDING COMPANY and the REINSURER mutually agree are due under this Agreement.

ARTICLE XVI - ERRORS AND OMISSIONS

1 Errors and omissions on the part of either party shall not invalidate their rights and obligations arising from this Agreement, provided that upon discovery, the other party is immediately notified and such errors or omissions are corrected without delay to restore each party to the position it would have occupied had no such error or omission occurred.

2. In the event, however, that a party cannot as a practical matter be restored to the position it would have occupied had no such error or omission occurred, the parties will attempt in good faith to find a resolution to the situation created by the error or omission that is fair and reasonable and most closely approximates the original intent of the parties as evidenced by this Agreement.

March 27, 1996                                                           Page 13

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ARTICLE XVII - INSPECTION OF RECORDS

The REINSURER shall have the right, at any reasonable time, to inspect all records, books and documents relating to or affecting reinsurance under this Agreement, at the home office of the CEDING COMPANY.

ARTICLE XVIII - INSOLVENCY

1. In the event of the insolvency of the CEDING COMPANY, any sums due from the REINSURER shall be payable directly to the CEDING COMPANY's liquidator, receiver, conservator or statutory successor immediately upon demand, with reasonable provision for verification, on the basis of claims allowed against the CEDING COMPANY by any court of competent jurisdiction or by any liquidator, receiver, conservator or statutory successor, without diminution because of the insolvency of the CEDING COMPANY or because the liquidator, receiver, conservator or statutory successor of the CEDING COMPANY has failed to pay all or a portion of any claim. It is agreed, however, that the liquidator, receiver, conservator or statutory successor of the CEDING COMPANY shall give written notice to the REINSURER of a pending claim against the CEDING COMPANY on a policy or policies reinsured within a reasonable time after such claim is filed in the insolvency proceedings. While the claim is pending, the REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is to be adjudicated, any defenses which it may deem available to the CEDING COMPANY or its liquidator, receiver, conservator or statutory successor. The expenses thus incurred by the REINSURER shall be charged, subject to Court approval, against the CEDING COMPANY as an expense of liquidation to the extent of a proportionate share of the benefit that accrues to the CEDING COMPANY as a result of the defense undertaken by the REINSURER. Where two or more reinsurers are involved in the same claim and a majority in interest elect to defend a claim, the expenses will be apportioned in accordance with the terms of the reinsurance Agreement as if the expenses had been incurred by the CEDING COMPANY.

2. If the REINSURER becomes insolvent, it shall immediately notify the CEDING COMPANY and provide any relevant documentation. The CEDING COMPANY shall have the right, at any time during such insolvency, to recapture all reinsurance ceded to the REINSURER subject to a mutually agreed recapture fee.

March 27, 1996                                                           Page 14

ARTICLE XIX - OFFSET

The CEDING COMPANY or the REINSURER may offset any balance, whether on account of premiums, commissions, claims or expenses due from one party to the other under this Agreement or under any other agreement entered into between the CEDING COMPANY and the REINSURER.

ARTICLE XX - ARBITRATION

l. If any dispute shall arise between the CEDING COMPANY and the REINSURER, either before or after the termination of this Agreement, with reference to the formation, interpretation, breach or enforcement of this Agreement or the rights of either party with respect to any transaction under this Agreement, the dispute shall be referred to and resolved by three arbitrators as a condition precedent to any right of action arising under this Agreement. The arbitrators shall be active or retired disinterested officers, directors of life insurance or reinsurance companies other than the parties or their affiliates, unless otherwise agreed to by both parties in writing.

2. The party desiring arbitration ("Claimant") shall notify the other party ("Respondent") in writing of the request to arbitrate, specifying the dispute(s) to be arbitrated. An arbitrator shall be chosen by each party and the third by the two so chosen. If either party refuses or neglects to appoint an arbitrator within thirty (30) days of receipt of written notice from the other party requesting it to do so, the requesting party may choose the second arbitrator. Following selection of the two arbitrators, the parties shall not contact the arbitrators in any fashion concerning the facts or merits of the dispute, unless such contact is joint, except as specified below.

3. In the event the two arbitrators do not agree on the selection of the third arbitrator within thirty (30) days of when the second arbitrator is appointed, or any other period mutually agreed to by the parties in writing, each arbitrator shall name three candidates, of whom the other shall decline two, and the decision shall be made by drawing lots. In the event of the death, disability or incapacity of any arbitrator, a replacement shall be named pursuant to the process which resulted in the selection of the arbitrator to be replaced.

4. Within thirty (30) days following completion of the arbitration panel, or any other time agreed upon by a majority of the arbitrators or mutually agreed upon by the parties, the arbitrators shall select a date for the hearing of the dispute, and the parties shall exchange all documents then reasonably available which they intend to use at the hearing and identify all witnesses they intend to call at the hearing. If a document or witness is not timely disclosed it shall be within the authority of the arbitrators to exclude use of such witness or document from the arbitration proceedings. The Claimant shall file a brief with the arbitrators no later than thirty (30) days prior to the hearing date, the Respondent shall file

March 27, 1996                                                           Page 15
         its brief no later than fifteen (15) days prior to the hearing date, and the Claimant may file a reply brief no later than seven (7) days prior to the hearing date. The parties shall make a good faith effort to agree upon a joint statement of agreed upon facts to be submitted to the arbitration panel on the hearing date.

5. At the hearing, evidence may be introduced without following strict rules of evidence but cross-examination and rebuttal shall be allowed. The arbitrators shall make their decision with regard to the custom and usage of the insurance and reinsurance business at the time of contract, or amendment if the dispute involves an amendment. The panel shall issue its decision in writing within sixty (60) days following the termination of the hearing unless the parties mutually consent to an extension. The majority decision shall be final and binding upon all parties to the proceedings and no appeal shall be taken from it. Judgement may be entered upon the award of the panel in any court having jurisdiction. The jurisdiction of the arbitrators to make or render any decision or award shall be limited by the limits of liability expressly set forth in this Agreement.

6. Each party shall bear its own legal expenses and fees, the fee and expense of the arbitrator it selected, one half of the fee and expenses of the third arbitrator and one half of the other expenses of the arbitration. The arbitration panel, by majority vote, may allocate any or all of the winning party's costs and fees against the losing party.

7. Any such arbitration shall take place in Armonk, New York, unless some other location is mutually agreed upon by the parties.

ARTICLE XXI - PARTIES TO AGREEMENT

This is an indemnity reinsurance agreement solely between the CEDING COMPANY and the REINSURER. This Agreement shall be binding upon and shall inure only to the benefit of the CEDING COMPANY, the REINSURER and their respective conservators, liquidators and receivers. The acceptance of reinsurance hereunder shall not create any right or legal relationship whatsoever between the REINSURER and the insured, owner or beneficiary or any other party to or under any policy reinsured hereunder.

ARTICLE XXII - ASSIGNMENT AND TRANSFER

Neither this Agreement nor any reinsurance under this Agreement shall be sold, assigned or transferred by either party without prior written consent of the other party.

March 27, 1996                                                           Page 16

ARTICLE XXIII - EFFECTIVE DATE AND DURATION OF THE AGREEMENT

l. This Agreement is effective on April 1, 1996, once it has been executed by both parties and is unlimited in duration. However, it may be cancelled at any time, with respect to new reinsurance, by either party giving ninety (90) days notice of termination in writing to the other. The day the notice is deposited in the mail will be the first day of the ninety (90) day period. During this period the REINSURER shall continue to accept new reinsurance under the terms of this Agreement.

2. Existing reinsurance will remain in force until natural termination or expiry of the policies, unless otherwise mutually agreed.

ARTICLE XXIV - MISCELLANEOUS PROVISIONS

1. Each of the CEDING COMPANY and the REINSURER shall execute and deliver all further instruments, documents and papers, and shall perform any an all acts necessary, to give full force and effect to all of the terms and provisions of this Agreement.

2. A waiver by any party of any of the terms and conditions of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof, nor shall it be deemed a waiver of performance of any other obligation hereunder.

3. This Agreement shall be governed by and construed in accordance with the laws of the state of New York, and accepted practices in the reinsurance industry not in conflict with such laws.

4. The titles of the Articles and paragraphs of this Agreement are for convenience only and shall not in any way affect the interpretation of any provision or condition of this Agreement.

5 This Agreement is the result of mutual negotiation, compromise and agreement between the CEDING COMPANY and the REINSURER. As such, in the event of any disagreement between the CEDING COMPANY and the REINSURER as to the meaning or intent of any term, condition or provision of this Agreement, ambiguities in this Agreement shall not be construed against or resolved to the detriment of either the CEDING COMPANY or the REINSURER.

March 27, 1996                                                           Page 17

ARTICLE XXV - EXECUTION OF AGREEMENT

In witness of the above, this Agreement has been signed and delivered in duplicate on the dates indicated below.

SECURITY EQUITY LIFE INSURANCE COMPANY

By: /s/  W. C. Thater                            By: /s/  Judy A. Maron
    ------------------                               ---------------------

Title: President                                 Title: 2nd Vice President

Date: 3/29/96                                    Date: 3/29/96

GERLING GLOBAL LIFE INSURANCE COMPANY

By: /s/  Neil Wilkinson                          By: /s/  Willard A Ramsey
    -------------------                              ---------------------

Title: Vice President                            Title: Vice President and
                                                        Assistant Actuary

Date: 28th March 1996                            Date: March 28, 1996

March 27, 1996                                                           Page 18

                                   SCHEDULE A

                                 SPECIFICATIONS

1.       BUSINESS COVERED

         Single life insurance issued directly by the CEDING COMPANY on a fully underwritten, simplified issue or guaranteed issue basis in accordance with the CEDING COMPANY's applicable underwriting guidelines and requirements.

2.       RESIDENCY REQUIREMENTS

         The insureds must be residents of the United States of America or its territories at the time of issue of the policy.

3.       BEGINNING DATE OF COVERAGE

         Policies with issue dates beginning on April l, 1996.

4.       PLANS OF INSURANCE

         Variable Universal Life

         Riders: Not covered

         Supplementary Benefits Not covered

5.       MINIMUM AMOUNTS: no minimum amounts

6.       THE REINSURER'S AUTOMATIC PARTICIPATION AND BINDING LIMITS

         a.       FULLY UNDERWRITTEN BUSINESS

                  The REINSURER will accept a 1/3 quota share of excess amounts of up to $1,875,000. If the CEDING COMPANY is fully retained the REINSURER will participate in amounts of up to $2,000,000.

The maximum binding will be as follows:

Issue Ages       Std-T10            T11-T16
  20-70          670,000            670,000
  71-75          670,000            500,000
  76-85          500,000                  0

Jumbo Limit: $30,000,000

March 27, 1996                                                           Page 19

         b.       SIMPLIFIED ISSUE BUSINESS

                  The REINSURER will accept 100% of excess amounts of up to $875,000. If the CEDING COMPANY is fully retained, the REINSURER will participate in amounts of up to $1,000,000. The maximum issue age is 65.

         c.       GUARANTEED ISSUE BUSINESS

         The REINSURER will accept a 1/3 quota share of excess amounts of up to $875,000. If the CEDING COMPANY is fully retained, the REINSURER will participate in amounts of up to $1,000,000. The maximum issue age is 65.

         Guaranteed Issue risks that exceed $1,000,000, and up to a maximum of $2,000,000 at issue, will be submitted on a case by case basis to the REINSURER for its consideration and acceptance.

         d.       Increasing Risks

         On policies where the face amount at risk (or net amount at risk) may increase, the increase in risk in excess of the CEDING COMPANY's retention will be reinsured. Only coverages where the increase in net amount at risk is beyond the control of the insured or is underwritten at issue will be included. The original policy issue date will be used to determine the appropriate binding limit. No amount in excess of the maximum binding limit as stated above will be ceded to the REINSURER.

March 27, 1996                                                           Page 20

                                   SCHEDULE B

                              METHOD OF REINSURANCE

1.       LIFE

         Reinsurance shall be on the Yearly Renewable Term (YRT) basis for the reinsured portion of the net amount at risk, therefore the REINSURER does not participate in any policy loans or reimburse any dividend or cash surrender payments made by the CEDING COMPANY.

         The amount at risk shall be defined as the difference between the death benefit and cash value, fund value or terminal reserve of the policy and it shall be calculated annually at the policy anniversary.

March 27, 1996                                                           Page 21

                                   SCHEDULE C

                     RETENTION LIMITS OF THE CEDING COMPANY

                              All Ages and Ratings

                                    $125,000

March 27, 1996                                                           Page 22

                                   SCHEDULE D

1.       REINSURANCE PREMIUMS

         a.       Basic premiums

                  The reinsurance premiums shall be based on the following percentages of the rates attached in Exhibit 1 applied to the net amount at risk on the portion reinsured by the REINSURER:

                  Fully underwritten issues:     100%

                  Simplified issues*:            100%

                  Guaranteed issues:             145% up to the 20th duration of
                                                 the policy or age 65, whichever
                                                 is later, 100% thereafter.

*using the full underwriting non-medical form.

         b.       Substandard extra premiums:

                  The above reinsurance premiums will be increased by 25% for each extra mortality table.

         c.       Rate Basis: Age Nearest Birthday (ANB)

         d.       Continuations

                  The reinsurance premiums will be based on the same percentage of the rates shown in Exhibit 1 as the original policy, at the attained age of the insured at the time of change and duration measured from the original policy date to the time of change (point-in-scale).

         e.       Automatic Increasing Amounts.

                  The attained age and duration rates based on the base policy at the time of the increase would be payable on the increased amount.

2.       RATE GUARANTEE

         While the REINSURER anticipates the indefinite continuation of the reinsurance premiums at the YRT rates shown in Exhibit 1 for all cessions to which these rates apply, for technical reasons, the YRT premium rates cannot be guaranteed for more than one (1) year.

March 27, 1996                                                           Page 23

3.       FLAT EXTRA PREMIUMS

         If flat extra premiums are charged under the policy, the CEDING COMPANY will pay this premium applied to the amount initially reinsured less these allowances:

                                        FY                RY
Temporary (5 years or less)             10%               10%

Permanent (more than 5 years)           75%               10%

4.       PREMIUM TAXES: Reimbursable at the same rate paid by the CEDING
         COMPANY.

5.       RECAPTURE PERIOD: 10th anniversary.

March 27, 1996                                                           Page 24

                             ADMINISTRATION SCHEDULE

Reinsurance ceded under this Agreement shall be on a self-administered basis. The CEDING COMPANY shall have the responsibility of maintaining adequate records for the administration of the reinsurance account and shall furnish the REINSURER with periodic reports in substantial conformity to the following:

REPORTING PERIOD: Quarterly

1. Within thirty (30) days following the close of each reporting period, the CEDING COMPANY will submit to the REINSURER the following reports:

         a. NEW BUSINESS REPORT: Monthly listings of those policies issued during the current reporting period, indicating:

                  i)       Full name of insured

                  ii)      Date of Birth

                  iii)     Policy Number

                  iv)      Policy Date/Issue Date

                  v)       Issue Age

                  vi)      Sex

                  vii)     Risk classification, i.e. Smoker/Non-Smoker

                  viii)    Plan reinsured

                  ix)      Amount Issued

                  x)       Amount Reinsured

                  xi)      Table rating

                  xii)     Net amount at risk

                  xiii)    Reinsurance Flat Extra Premium

                  xiv) Reinsurance Premium (show separate premium for each Benefit Type, i.e. Life, GIO, WP, ADB, etc)

         b. REPORT OF TERMINATION AND CHANGES: A listing of those policies which have been terminated, reinstated or changed during the reporting period. The listing shall include the information indicated in a) above, plus:

                  i)       Paid-to-Date

                  ii)      Type of Transaction

                  iii)     Effective date of Transaction

                  iv)      Cash adjustment

March 27, 1996                                                           Page 25

         c. BORDEREAU REPORT: For existing reinsurance with policy anniversaries in the reporting period, the report will furnish, in summary form:

                  i)       Policy Exhibit Data

                  ii)      Premium Calculation Figures

         d.       QUARTERLY RESERVE REPORT

2.       At the end of each calendar year:

         ANNUAL IN-FORCE LISTING: The COMPANY shall submit a listing of all in-force risks reinsured under this Agreement, providing the same information indicated under section (a).

The CEDING COMPANY agrees that it shall maintain its books and records relating to the reinsured business pursuant to the CEDING COMPANY's customary accounting and bookkeeping methods and in the ordinary course of its business.

ACCOUNT SETTLEMENT

A cheque in full payment of any balance due the REINSURER as shown on the reports will be sent by the CEDING COMPANY to the REINSURER along with the reports. If the balance is due to the CEDING COMPANY, the REINSURER will pay such amount within thirty (30) days of receipt of the reports.

March 27, 1996                                                           Page 26

                         SECURITY EQUITY LIFE INSURANCE
                                 MORTALITY RATES
                             VARIABLE UNIVERSAL LIFE
                                FEMALE NON-SMOKER
                                Issue Age 20 - 85

                         SECURITY EQUITY LIFE INSURANCE
                                 MORTALITY RATES
                             VARIABLE UNIVERSAL LIFE
                                  FEMALE SMOKER
                                Issue Age 20 - 85

                         SECURITY EQUITY LIFE INSURANCE
                                 MORTALITY RATES
                             VARIABLE UNIVERSAL LIFE
                                   MALE SMOKER
                                Issue Age 20 - 85